Exhibit 10.1
AMENDMENT
TO THE PROCUREMENT FRAMECONTRACT
REFERENCED AIRBUS/MAT/CON/353

EADS Deutschland GmbH. 2010.	July 2010 Confidential and proprietary document	1
Ref: D10020866

This amendment is entered into on this 20th day of July 2010 (“the Amendment”), between
EADS Deutschland GmbH
Postfach 80 11 60
81663 Munich
GERMANY
A German company with limited liability having a share capital of twenty-eight million, seven hundred and thirty-eight thousand Euros (€28,738,000), whose office is located in Munich registered in the Munich Trade and Company Register under HRB 107 648 Amtsgericht Munchen and whose national V.A.T. identification number is DE 167015661 (“Purchaser”), represented by Klaus Richter and Eric Zanin duly empowered by EADS Deutschland GmbH, acting respectively in their capacities of Airbus Executive Vice President Procurement, and Senior Vice President Material and Detailed Parts Procurement.
and,
RTI International Metals, Inc.
Westpointe Corporate Center One
1550 Coraopolis Heights Road, Suite 500
Pittsburgh, Pennsylvania 15108-2973, U.S.A.
RTI International Metals, Inc., with headquarters located at the address above, incorporated under the laws of the State of Ohio (the “Supplier”).
Represented by Dawne S. Hickton in her capacity as Vice Chair, President & Chief Executive Officer and by David Hall in his capacity as Senior Vice President — Integrated Value Chain hereafter referred to collectively as Parties and individually as Party

EADS Deutschland GmbH. 2010. All rights reserved	July 2010 Confidential and proprietary document	2
Ref: D10020866

Amendment
To Contract N° AIRBUS/MAT/CON/353 dated 9 May 2006
WHEREAS,
(A)	The Purchaser and the Supplier entered into the Procurement Frame Contract referenced above and all its amendments 1 to 8 (the “Contract”)

(B)	The Purchaser and the Supplier expressed their willingness to supplement the Contract and agreed to record the additions or modifications to certain terms and conditions of the Contract.
NOW, THEREFORE, IT IS AGREED AS FOLLOWS:
1.	AMENDMENTS TO THE CONTRACT

For the purpose of clarification and ease of administration, the Parties have agreed to establish an amended and restated procurement frame contract (the “Amended and Restated Procurement Frame Contract”) incorporating the additions and modifications agreed by the Parties which shall cancel and replace the Contract.

The executed version of the Amended and Restated Procurement Frame Contract is attached to this Amendment.

2.	EFFECTIVE DATE AND DURATION

Whatever the date of its signature, this Amendment shall be deemed to have retroactively entered into force on January 1st, 2010 (“the Amendment Effective Date”) and, unless otherwise agreed upon in writing by the Parties through a subsequent amendment to the Contract, shall remain in full force and effect in respect of each Contract. Upon the Amendment Effective Date this Amendment shall become an integral part of the Contract and shall remain so for the duration of the Contract, unless subsequently superseded by a further amendment.

3.	APPLICABLE LAW — JURISDICTION

With respect to the Contract it amends, in particular article 28.1 of the Contract, any dispute arising out or in connection with this Amendment shall be settled in accordance with the provisions of Article 29 (called “Applicable Law and Settlement of Disputes”) of the Amended and Restated Procurement Frame Contract which shall apply mutatis mutandis to this Amendment.

EADS Deutschland GmbH. 2010. All rights reserved	July 2010 Confidential and proprietary document	3
Ref: D10020866

IN WITNESS WHEREOF, the duly appointed representatives of the Parties have executed this Amendment on the day and year first above written in two (2) original copies, each of them keeping one of these copies.
SIGNATURES
FOR THE PURCHASER:

By:	/s/ Klaus Richter		By:	/s/ Eric Zanin

	Name: Title:	Klaus Richter Executive Vice President Procurement Airbus		Name: Title:	Eric Zanin Senior Vice President Material and Detailed Parts Procurement — Airbus

FOR THE SUPPLIER:

By:	/s/ Dawne S. Hickton		By:	/s/ David Hall

	Name: Title:	Dawne S. Hickton Vice Chair, President & Chief Executive Officer		Name: Title:	David Hall Senior Vice President — Integrated Value Chain

EADS Deutschland GmbH. 2010. All rights reserved	July 2010 Confidential and proprietary document	4
Ref: D10020866

CONFIDENTIAL AND PROPRIETARY

Amended and Restated
Procurement Frame Contract
Ref.: EADS/Airbus/MAT/CON/353/2010
between
EADS Deutschland GmbH
Postfach
81663 Munich / Germany
and
RTI International Metals, Inc.
Westpointe Corporate Center One
1550 Coraopolis Heights Road, Suite 500
Pittsburgh, Pennsylvania 15108-2973, U.S.A.
For the Development, Manufacture and Supply of
Titanium products

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This Amended and Restated Procurement Frame Contract dated .20 July 2010 (“the Contract”)
Between
EADS Deutschland GmbH
Postfach 80 11 60
81663 Munich
GERMANY
A German company with limited liability having a share capital of twenty-eight million, seven hundred and thirty-eight thousand Euros (€28,738,000), whose office is located in Munich registered in the Munich Trade and Company Register under HRB 107 648 Amtsgericht Muenchen and whose national V.A.T. identification number is DE 167015661 (hereinafter referred to as “EADS Deutschland GmbH”), acting for and on behalf of the Beneficiary Companies (as defined hereafter), represented by Klaus Richter and Eric Zanin, duly empowered by EADS Deutschland GmbH, acting respectively in their capacities of Airbus Executive Vice President Procurement, and Airbus Senior Vice President Material and Detailed Parts Procurement
on the one hand
and
RTI International Metals, Inc.,
Westpointe Corporate Center One
1550 Coraopolis Heights Road, Suite 500
Pittsburgh, Pennsylvania 15108-2973, U.S.A.
RTI International Metals, Inc., with headquarters located at the address above, incorporated under the laws of the State of Ohio, on behalf of itself and the RTI Subsidiaries (as defined hereafter),
Represented by Dawne S. Hickton in her capacity as Vice Chair, President & Chief Executive Officer and by David Hall in his capacity as Senior Vice President – Integrated Value Chain.
Hereinafter referred to as the “Supplier”
EADS Deutschland GmbH and the Supplier being collectively referred to as the “Parties” or individually as “Party”.

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APPENDICES:

N°	TITLE OF APPENDIX
1	Technical Requirements Specifications

2	Commercial conditions; List of Products, Product Prices and lead-times

3	Logistic Conditions

4	List of Applicable Documents

5	Interchange Agreement

6	List of Beneficiary Companies

7	Sponge

8	Purchaser Enabled Suppliers

9	Untitled

10	Raw Material Supply Contract

11	Compliance Commitment on GRAMS Requirements List (CCGRL)

12	List of RTI Subsidiaries

13	List of existing Individual Cost Reduction Projects

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RECORD OF CONTRACT AMENDMENTS

ARTICLE(S)
AMENDMENTS	MODIFIED	PURPOSE OF MODIFICATION

PREAMBLE

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Whereas:
EADS N.V, the parent company of the EADS Group, has been constituted from various companies with the aim to achieve optimum performance in all areas including the supply chain, one tool for improving performance being this frame contract;
EADS Deutschland GmbH, a subsidiary of EADS NV and a member of the EADS Group, is in charge of coordinating the joint procurement of the EADS group of companies, and has the authority to act on behalf of the Purchaser (as defined hereafter);
The Purchaser has to face a fluctuating and highly competitive market, implying the maintenance of its products and services at a high level of competitiveness and quality, and constant adaptation to the requirements of the Purchaser’s Customers;
The Purchaser wishes to entrust the supply of titanium Products to a professional supplier specialising in said supply and capable of:
•	complying in the long term with the technical, commercial, industrial, safety, quality and support requirements such as specified by the Purchaser and those derived from the practices of the aeronautics industry;

•	maintaining and constantly improving the competitiveness of its products and associated services, particularly in terms of quality and of cost and manufacturing / delivery cycle reduction of said products and associated services;

•	operating in an international co-operation framework;

•	sharing the risks and constraints inherent in EADS programmes in consideration of being a strategic supplier and business partner
The Supplier is a leading producer of superior quality titanium mill products and fabricated parts for the aerospace industry, which as acknowledged above, is a fluctuating and highly competitive market. The titanium industry in which the Supplier operates is also highly competitive and has historically operated under cyclical conditions.
The Supplier is subjected to the intense competitive nature of the titanium industry, as well as the cyclicality and competitiveness of the aerospace industry. Due to the nature of these industries in which Supplier participates, the impact on Supplier’s business is subject to market impacts that can significantly affect Supplier’s ability to manufacture its products in an efficient and effective manner, consistent with good business practices.
The Supplier wishes to more efficiently and effectively manage its manufacturing capabilities by utilising long-term agreements for the sale of its products such as this Contract in order to optimise mill performance, raw material ordering and availability, and operations scheduling to support long-term demand requirements for its products;
The Supplier, having full knowledge of the high level of aeronautics-related requirements in terms of quality, safety, airworthiness, continuity and competitiveness, has replied favourably to the Purchaser’s request for proposals and declares, as a professional and specialist of this type of manufacture, that it possesses the technical potential, know-how and resources necessary to, develop, manufacture, deliver and support the Products to be supplied to the Purchaser and the Purchaser Enabled Supplier in this context;
The Purchaser will provide rolling, long-term volume and product mix forecasts against which the Supplier declares that it has and will have the relevant capacity to manufacture, deliver and sell the Products in compliance with the terms and conditions of the Contract. In order to meet the projected requirements hereunder, the Supplier has invested in capacity expansions and is relying on the benefits of the Contract to support this investment, it being understood that this recital does not prejudice any of commercial conditions set forth under this Contract.
The Supplier commits to supply all Beneficiary Companies without preference to one or the other at the best world market levels offered by the Supplier for similar products with similar technical requirements and similar terms and conditions.
NOW THEREFORE the Parties have agreed as follows:

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Article 1: TERMINOLOGY
For the purpose of Contract execution and interpretation, the following terms, singular or plural, shall have the following meanings whenever the first letter of the term is a capital letter:
“Aerospace Related Products”: means
either: aircraft or apparatus or vehicles for launching, supporting or testing such aircraft including aerial drone aircraft or: vehicles, instruments or other apparatus capable of operation in the air (inside and/ or outside the earth’s atmosphere) including manned or unmanned spacecraft or vehicles or apparatus for launching, supporting or testing the foregoing, and including missiles or: vehicles or instruments or other apparatus or products intended primarily for use in the defence area.
“Aviation Authorities” means the official authority having the jurisdiction to approve the design, manufacture and airworthiness of the aircraft and/or the Aerospace Related Product, including but not limited to:
•	in France, La Direction Générale de l’Aviation Civile, (“D.G.A.C.”);

•	in the United Kingdom, The Civil Aviation Authority (“C.A.A.”);

•	in Germany, Das Luftfahrtbundesamt (“L.B.A.”);

•	in Spain, La Direccion de Aviacion Civil (“D.A.C.”);

•	In Europe, the European Aviation Safety Agency (“E.A.S.A”);

•	in the United States of America, the Federal Aviation Administration (“F.A.A.”);

•	any other relevant aviation authority;

•	any successor of the above-mentioned authorities;
“Beneficiary Companies” means the EADS NV group companies listed in Appendix 6 (list of Beneficiary Companies), which may place Procurement Orders under the Contract.
“Business Day” shall mean any day other than Saturday, Sunday, or legal holiday in the United States of America.
“Calendar Day” shall mean the consecutive days of the week or month without regard to Saturdays, Sundays or legal holidays.
“Change in Law” means any change to any applicable laws, statutes, orders, rules, provisions, regulations, directives and guidelines which have legal effect, whether local, national, international or otherwise existing from time to time, including all Aviation Authority rules, requirements, standards and guidelines;
“ConBid” means the activities of the Purchaser to amalgamate the Beneficiary Companies and Purchaser Enabled Suppliers’ Product needs, as notified in writing to Purchaser, into a format communicated to the Supplier;
“Contract” means this document, all the Appendices hereto, as well as its Amendments as and when applicable.
“Counter-Acceptance” means inspection by the Purchaser or the Beneficiary Company or the Purchaser Enabled Supplier placing the Procurement Order, of the apparent Product conformity, performed after delivery to a Plant. The Counter-Acceptance is a right of the Purchaser or the Purchaser Enabled Supplier which does not prejudice in any manner whatsoever the right of recourse for faulty workmanship and/or hidden defects detected on the Product, the warranty and/or other liabilities.
“Customer” means the Aerospace Related Product end user(s), whether buyers or lessees.
“Defect” has the meaning defined by standard ISO 9000:2005.
“Delivery Date” means the date of delivery of the Product to the place of delivery specified in the Procurement Order.
“Delivery Schedule” has the meaning set out in Article 7.1.1 (Leadtimes / Delivery Schedule) hereto;

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“EDI” Electronic Data Interchange. EDI consists in the transfer between two computer systems of data structured according to an approved standard, organised in machine-readable message format, which can be processed automatically only in one possible way in compliance with legal requirements, as further defined in the Interchange Agreement to be agreed to upon request of the Purchaser. Or “Web-EDI” in the case of transmission performed via Internet (Web Server and Browser) in compliance with the definition given in the Interchange Agreement.
“GRAMS” means the document entitled “General Requirements for Aerostructure and Material Suppliers. incorporated by reference in Appendix 4 (List of Applicable Document);
“List of Applicable Documents” or “List” means the documents listed in Article 4 (Applicable Documents) and Appendix 4 (List of Applicable Documents), applicable to Product, definition, manufacture, delivery and support.
“Market Share” means the percentage by weight of the Purchaser’s, and the Purchaser Enabled Supplier’s actual Needs for Product for delivery and/or storage within a calendar year, such percentage being defined in Appendix 2.
“Needs for Product” means the requirements for Products from the Purchasers and the Purchaser Enabled Suppliers for the purpose of the production, including storage requirements, if any, of Aerospace Related Products, as notified each year to the Purchaser and aggregated by the Purchaser through the ConBid process.
“NCD” means the Non Conformity or Default as defined in standard ISO 9000:2005.
“Non Conformity” has the meaning defined by 9000:2005 as referenced in GRAMS.
“Plant” means the Beneficiary Company’s or Purchaser Enabled Supplier’s Plant indicated in the Procurement Order.
“Procurement Order” or “Order” means the document called procurement order or purchase order or call-off or delivery schedule or equivalent designation issued by the Purchaser or Purchaser Enabled Suppliers, to order Products in accordance with the Contract and transmitted to the Supplier according to the provisions of Article 7 (Logistics).
“Product” the type of product, as listed within part of Appendix 2 hereto, and associated services (“Service”) such as but not limited to storage, distribution, cutting, to be delivered / performed by the Supplier upon issuance of a Procurement Order, in pursuance of this Contract.
“Purchaser” means either EADS Deutschland GmbH or any of the Beneficiary Companies as the case maybe.
“Purchaser Enabled Supplier” means any supplier of the Purchaser which the Purchaser and Supplier have mutually agreed in writing to take advantage of the conditions of this Contract based on similar service levels for Products listed in Appendix 2 (List of Products, Product Prices and lead-times), as listed in Appendix 8 (Purchaser’s Enabled Suppliers) in accordance with Article 2.4.
“RTI Subsidiaries” mean the list of subsidiaries of RTI International Metals, Inc. set forth in Appendix 13 as such appendix may be updated from time to time.
“Sponge” means titanium sponge.
“Technical Requirement Specifications” means the document(s) listed in Appendix 1 and/or identified in the Procurement Order, defining the Product in terms of technical requirements, including but not limited to Drawings / Part Number, Airbus Material Specifications, Airbus Specifications and Individual Product Specifications.

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Article 2: SCOPE OF CONTRACT
2.1	Object
This Contract, negotiated in good faith between the Parties, sets out the terms and conditions under which the Purchaser and/or Purchaser Enabled Suppliers may issue Procurement Orders to the Supplier, and the Supplier shall execute such Procurement Orders, with respect to the development, manufacture and supply of the Products.
This Contract does not grant nor does it imply, nor shall it be construed as implying to grant a guarantee of exclusivity of supply of the Product by the Supplier to the Purchaser and/or to the Purchaser Enabled Suppliers.
2.2	Scope of Contract

2.2.1	The Parties hereby agree that certain terms and conditions of the Contract shall also be applicable to the Purchaser Enabled Suppliers in accordance with the provisions of Article 2.4 hereof. Therefore, the Supplier hereby agrees that the rights and obligations of this Contract are enforceable directly against the Supplier by the Purchaser and the Purchaser Enabled Suppliers.

2.2.2	The Supplier shall certify, manufacture, supply and/or support the Product in accordance with the provisions of this Contract and the applicable Technical Requirement Specification and the other Applicable Documents (as defined in Article 4 below).

2.2.3	The Supplier shall apply the same price, lead time and quality conditions as those applicable under the Contract to the Purchaser and the Purchaser Enabled Suppliers placing Procurement Orders for Product or Service in pursuance of an Aerospace Related Product Programme. All Procurement Orders placed under this Contract shall prominently reference this Contract.

2.2.4	For the avoidance of doubt, the execution of this Contract by EADS Deutschland GmbH or by RTI International Metals, Inc. on this basis does not imply, nor shall it be construed as implying, that (i) the Purchaser, the Beneficiary Companies or Purchaser Enabled Suppliers on the one hand or (ii) Supplier or its RTI Subsidiaries on the other hand, are or shall be jointly and severally liable for the performance of this Contract or any Procurement Order.

2.3	Capacity / Market Share

2.3.1	The Purchaser shall and/or shall direct the Purchaser Enabled Suppliers to place Orders for delivery of Product in years 2010 and 2011 as per Appendix 2.

2.3.2	From 2012 onwards and for certain Products identified in Appendix 2, the Purchaser shall and/or shall direct the Purchaser Enabled Suppliers to purchase Products from the Supplier in quantities corresponding in total (not on a Product-by-Product basis) to the Market Share commitment as agreed in Appendix 2.

2.3.3	To assist the Supplier in managing its manufacturing capacity planning, the Purchaser shall provide to the Supplier on an annual basis, an eighteen (18) month forecast of the annual Product requirements. The Purchaser will update such forecast if necessary in case of significant changes. The Supplier and the Purchaser or the Supplier and the Purchaser Enabled Supplier, as appropriate, will meet on a regular basis to improve visibility on forecasted demand in order to shorten the Product leadtime.

2.3.4	The Supplier hereby recognises that the Purchaser and the Purchaser Enabled Suppliers actual needs within a calendar year for Products may fluctuate depending on changes to the production programme and the market fluctuations for the applicable Aerospace Related Product. Except as set forth in Article 2.3.1 and without prejudice to Article 2.3.2, the Purchaser and the Purchaser Enabled Suppliers shall be under no obligation to purchase all or any volumes shown in any forecast provided to the Supplier and, in particular, nothing in the Contract shall be interpreted as placing any obligation on the Purchaser and the Purchaser Enabled Suppliers to procure a minimum volume of Product in any calendar year or, in the aggregate, over the duration of the Contract.

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2.3.5	The Purchaser and the Purchaser Enabled Suppliers shall be discharged of their respective obligations to purchase Products as per Article 2.3.1 and 2.3.2 in the event, and only in the case of (i) and (ii) during the time period, that:
(i)	the Supplier is in breach (excepting any breach that does not have a material adverse effect on the Purchaser or the Beneficiary Companies where material adverse effect is agreed to mean i) the inability of Purchaser or the Purchaser Enabled Supplier to meet its obligations to Customer(s) resulting in penalties or other actual direct damages or ii) more generally where the Purchaser or the Purchaser Enabled Supplier incur direct costs or direct damages; as a direct result of Supplier’s breach) of any obligation under this Contract or any existing Order in relation to the relevant Product and/or any Aerospace Related Product support; or; or

(ii)	a Purchaser or the Supplier is affected by a Force Majeure event in accordance with Article 21 (Force Majeure); or

(iii)	EADS Deutschland GmbH has given notice to terminate this Contract in accordance with Article 19.
2.3.6	The Supplier shall ensure that manufacturing capacity is and remains available to support the Purchaser and Purchaser Enabled Supplier forecasted requirements covered by this Contract and any associated Procurement Orders.

2.4	Purchaser’s Enabled Suppliers
The Supplier agrees, if required in writing by the Purchaser, to enter into contractual arrangements with the Purchaser Enabled Suppliers and to apply the same prices, lead times and quality conditions as are set out in this Contract to its commercial relationship with such Purchaser Enabled Suppliers. The Purchaser Enabled Suppliers will place their own Orders in accordance with the terms of this Contract pursuant to the Aerospace Related Product programme or any programme to which the Product relates.
The terms of the enablement process of Product shall be as follows:
2.4.1	The Purchaser and the Supplier have agreed prices, leadtimes and other commercial conditions applicable to supply of all Product covered by this Contract.

2.4.2	The Purchaser shall issue to the Supplier, through this Contract, details of its Purchaser Enabled Suppliers who shall be required to order Product covered by this Contract from the Supplier. The Purchaser Enabled Suppliers as have been agreed between the Purchaser and the Supplier for inclusion in the Contract are detailed in Annex 8 hereto. This Annex may be updated from time to time to include new or delete existing Purchaser Enabled Suppliers by mutual agreement between the Purchaser and the Supplier.

The Supplier shall not unreasonably refuse to incorporate additional Purchaser’s supplier(s) as Purchaser Enabled Supplier as may be requested by the Purchaser. In case of refusal, the Supplier shall have the obligation to provide reasonable substantiation to the Purchaser.

2.4.3	The Purchaser shall provide to the Supplier a bill of materials detailing, on a case-by-case basis, the Product required for each Enabled Supplier. This information shall be provided via the currently utilised ConBid allocation notification format. Individual Purchaser Enabled Supplier work package requirements shall be allocated a specific number (the “Work Package Number”) and these shall be detailed via the current ConBid allocation notification format.

2.4.4	The prices and leadtimes detailed in Appendix 2 hereto shall apply to all Product ordered, whether such order is initiated by the Purchaser or a Purchaser Enabled Supplier.

2.4.5	Where delivery requirements and associated costs, specific to an individual Purchaser Enabled Supplier, are required these shall be negotiated and agreed between the Purchaser and the Supplier and the relevant details incorporated in Appendix 2 hereto. All associated costs shall be for the account of the affected Purchaser Enabled Supplier.

2.4.6	Orders may be issued to the Supplier by either the Purchaser or Purchaser Enabled Suppliers in accordance with the terms of this Contract. In any event Orders shall detail Product requirements in terms of part number (where applicable), Work Package Number, description, specification, quantity, Delivery Dates and price. Where Orders are placed on the Supplier by a Purchaser Enabled Supplier, payment for Product delivered in accordance with such Orders shall be the responsibility of and for the account of the Purchaser Enabled Supplier. For the avoidance of doubt, the obligations and liabilities of the Purchaser and the Supplier under this Contract shall in no way be affected by the purchasing of enabled Product by a Purchaser Enabled Supplier. The

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Purchaser shall in no event be liable for the performance of the Purchaser Enabled Supplier vis-a-vis the Supplier.

2.4.7	In the event that the Supplier believes that any of the Enabled Suppliers are not calling-off Product against this Contract the Supplier shall notify the Purchaser who will undertake an investigation to resolve the situation as required.

2.4.8	The terms of this Article 2.4 shall be reflected in the contracts in place between the Purchaser and the Enabled Suppliers.

2.4.9	With the exception of Article 3 (Effective Date, Duration, Extension of Duration) and Article 19 (Termination) and the Article 5 (Financial Provisions) related to agreement of the prices of the Products as defined in Appendix 2, Purchaser Enabled Suppliers shall be entitled to invoke all the terms of this Contract in so far as they relate to the Product covered by and called-off against this Contract.

2.4.10	In the unlikely event that a Purchaser Enabled Supplier’s payment performance is consistently unacceptable to the Supplier in relation to Product supplied in good faith in accordance with the terms of this Contract, the Supplier shall be entitled to approach the relevant Purchaser to jointly review such issues and decide whether it is appropriate to continue with the enablement process of Product to such Purchaser Enabled Supplier or whether alternative supply arrangements are required. However, the Supplier shall be obligated to demonstrate to the relevant Purchaser all such alleged financial performance issues and actions undertaken to resolve such issues directly with the applicable Purchaser Enabled Supplier. If following such joint review, payment performance of such Purchaser Enabled Supplier has not been resolved or is not anticipated to be resolved within a reasonable timeframe, Supplier shall be entitled to reject any outstanding or future Procurement Orders from such Purchaser Enabled Supplier. If such rejected Procurement Orders were part of the Market Share commitment set forth in Appendix 2 then the Supplier agrees that the Market Share commitment shall be reduced by the same value than the rejected Procurement Order and the Purchaser shall bear no liability whatsoever in connection thereof.
Article 3: EFFECTIVE DATE, DURATION, EXTENSION OF DURATION
3.1	Effective Date and Duration
This Contract shall retroactively take effect, be valid and binding upon the Parties on the 1st day of January 2010 and remain valid until 31st day of December 2020 and shall continue to govern any Order placed before the date of expiration or termination of this Contract.
3.2 Extension of Duration
Any extension of the duration of this Contract will be formalised by an amendment to this Contract signed by duly authorised representatives of each of the Parties.
Notwithstanding the foregoing, the rights and obligations of each Party, the Purchaser and the Purchaser Enabled Supplier which shall remain in force after the date of expiration or termination of this Contract include, but are not limited to, those contained in Article 10 (Warranties), Article 13 (Civil Liability, Insurance) Article 16 (Intellectual Property), Article 15 (Publicity), and Article 28 (Applicable Law and Settlement of Disputes).
Article 4: APPLICABLE DOCUMENTS
4.1	List of Applicable Documents and Management of Document Changes
In addition to the documents listed in Appendix 4 (List of Applicable Documents), the documents below shall be considered as applicable documents (“Applicable Documents”):
(i)	the Appendices to this Contract;

(ii)	the documents transmitted by the Purchaser and necessary to the Supplier to comply with the specific manufacturing conditions imposed by the Purchaser, in particular the documents relating to specific technologies;

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(iii)	national or international standards and legal or regulatory documents; all relevant documents specific to the activity and tasks under Supplier’s responsibility. The Supplier is responsible for:
(a)	obtaining from the publishers the national and international standards and all documents of a legal or regulatory nature;

(b)	for complying with all such Applicable Documents; and

(c)	for applying all revisions of such documents.
The supplemental List of Applicable Documents is given in Appendix 4 (List of Applicable Documents).
Any addition of a new document to the Applicable Documents List, or modification of the said List, will be notified to the Supplier by the submission of an amendment and an update of the List, in two (2) original copies, signed by the Purchaser. Except in the case of disagreement, the Supplier undertakes to return one (1) of the signed copies to the Purchaser. The above mentioned modification shall be applicable upon receipt of the signed copy by the Purchaser.
The date of signing of the amendment will be regarded as date of revision of the List.
Applicable Documents and associated updates provided by the Purchaser shall be transmitted to the Supplier by way of electronic transmission. In this case, if the List has not been updated and no objection is received from the Supplier within ten (10) Business Days following its transmission, the new issue of the said Documents shall be applicable at the end of the said period.
Unless otherwise agreed between the Parties, the Supplier undertakes to comply with the recommendations included in the said Applicable Documents and their updates, and to apply these documents at their latest issue.
4.2	Persons Responsible for Applicable Documents
The Purchaser shall appoint a person responsible for ensuring delivery to the Supplier of the Applicable Documents and associated updates, and shall communicate his/her name to the Supplier.
The Supplier shall appoint a person responsible for:
(i)	receiving all Applicable Documents;

(ii)	distributing them to the different Supplier’s in-house departments or services; and

(iii)	storing them under the conditions set forth in Article 18.1 (Assignment) and shall communicate his/her name to the Purchaser.
Article 5: FINANCIAL PROVISIONS
5.1	Price
The Product prices, specified in Appendix 2, are DDU Incoterms 2000 to any destination within North America, the United Kingdom, China or mainland Europe specified by the Purchaser or the Purchaser Enabled Supplier. Such prices are inclusive of all taxes (excluding any applicable import duties or value added taxes), firm, fixed and non revisable under this Contract, except in the following cases:
(i)	price revisions relating to Product technical modifications requested and approved by the Purchaser;

(ii)	price reductions agreed by the Supplier and the Purchaser in pursuance of the provisions defined in Article 5.3 (Cost Reductions) and Appendix 2;

(iii)	delivery surcharge, to be agreed on a case-by-case basis, to destinations outside of North America, the United Kingdom, China or mainland Europe.
The price of each Product includes in particular all expenses relating to Product delivery, especially packing, packaging and transport of the Products to the place of delivery, as well as all taxes (excluding value added taxes), duties (except import duties), fees or other related contributions applicable in the Supplier’s country of origin which shall be borne by the Supplier and are in consideration of the minimum shipment quantities of one thousand kilograms (1,000 kg) for billet or fastener bloom or five hundred

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kilograms (500 kg) for all other Products or as otherwise set forth in Appendix 2.
For the Products ordered by the Purchaser and the Purchaser Enabled Supplier until 31 December 2011, the Supplier shall be responsible for the costs associated with the procurement of Sponge through the enablement process from the Purchaser’s allocated Sponge supplier as detailed in Appendix 10 (Raw Material Supply). Sponge shall be supplied in accordance with the Supplier’s Sponge Specification and the Supplier defined packaging, transportation and logistics requirements.         . The costs of such Sponge procurement activities are incorporated within the Product prices detailed in Appendix 2 and the Purchaser shall not be liable for any additional costs incurred unless agreed in writing between the Supplier and the Purchaser.
For Orders placed for Product from 2012 onwards, the Purchaser shall have no obligation to enable the Supplier for the procurement of the related Sponge and the Supplier shall be responsible to purchase Sponge from its own source of supply. The costs of such Sponge procurement activities are incorporated within the Product prices detailed in Appendix 2 and the Purchaser shall not be liable for any additional costs that may be incurred by the Supplier in connection with the procurement of Sponge.
5.2	Currency
The currency used for invoicing and payment purposes is the United States Dollar ($US).
5.3	Cost Reductions / Competitiveness

5.3.1	Cost Reduction
The Supplier and the Purchaser shall work together in a proactive way to develop cost reductions through continuous improvement activities. Individual Cost Reduction projects made by mutual agreement between the Supplier and the Purchaser, will detail a minimum target two percent (2%) of savings and timescales for completion as per Appendix 14. In particular, the Supplier and the Purchaser agree to proactively and continuously mutually review any cost and price reduction opportunities that may arise from the enablement of the Supplier for raw material such as but not limited to Sponge and/or titanium ingots or from a change in industrial footprint or optimization of manufacturing set-up of the Supplier.
5.3.2 Competitiveness
The Purchaser and the Supplier recognise that the acquisition, development, operating and other costs arising in connection with the development and supply of the Product will have a direct impact on the ultimate selling price of the Aerospace Related Product. In consideration of the benefit the Supplier is likely to obtain from its participation in this programme, the Supplier shall, throughout the life of this Contract, consistently use its reasonable best efforts:
(i)	to maximise the quality and efficiency of the Product; and

(ii)	to minimise the acquisition, development, manufacturing, operating and other costs which arise in connection therewith.
The Supplier’s competitiveness shall be measured periodically by the Purchaser in accordance with the following target criteria agreed between the Supplier and the Purchaser which will be the subject of an annual review between the Parties:
a.	Industrial Performance
The quality of Product and services, reliability of deliveries, reduction of contractual and industrial cycles, tight physical flows and productivity.
b.	Technical Competitiveness
The contribution to Product improvement via the use of technologies and processes.
5.4	Invoicing
Except in the case of EDI transmission, the Supplier’s invoices shall be issued in three (3) original copies:
(i)	two (2) copies of which shall be sent “For the Attention of the Accounts Department” of the Plant of the Purchaser or the Purchaser Enabled supplier issuing the Procurement Order;

(ii)	the third copy shall be sent imperatively with the Product shipping documents.

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Each invoice shall bear:
(i)	the designation, reference and quantity of the Products delivered, the reference number(s) of each Procurement Order;

(ii)	the names and addresses of the relevant Purchaser or the Purchaser Enabled Supplier;

(iii)	any price reduction and any statutory or legal indication;

(iv)	price and VAT amount (if applicable); and

(v)	prominent reference to this Contract.

5.5	Payment Terms
Unless the Products are rejected during the Counter-Acceptance, the invoices shall be paid by credit transfer to the Supplier’s bank account within forty-five (45) days from the date of invoice.
The Purchaser or the Purchaser Enabled Supplier shall make payment only for those conforming Products which have been actually delivered in accordance with the terms of the Order.
In the event of a dispute on an invoice between the Purchaser and the Supplier or between the Purchaser Enabled Supplier and the Supplier, the Purchaser or the Purchaser Enabled Supplier, shall be entitled to withhold the payment of any such disputed invoice hereunder until resolution of such dispute.
If any amount due to the Supplier remains unpaid after the date on which it is payable (the “Due Date”) the Supplier shall be entitled to charge interest on such sum from the Due Date until the actual date of payment of such a sum at a rate of three (3) times the legal interest rate (“taux d’interet legal”) in force at the time when the payment should have been made. The penalties are due the day after the payment date set out by the invoice, without any notice being necessary.
Article 6: QUALITY
The Supplier agrees to comply with the provisions of the quality instructions of the Purchaser as set forth in Appendix 4 (List of Applicable Documents).
6.1 Surveillance by the Aviation Authorities
This Contract relates to a programme placed under the surveillance of the Aviation Authorities.
Should a surveillance action be instigated by the Aviation Authorities or on their behalf, the Supplier shall:
(i)	communicate to the representatives of the said Aviation Authorities or to the persons mandated by them, any information of a technical nature relating to the Procurement Orders in progress; and

(ii)	provide to the above mentioned persons or their representatives free access to the premises where they intend to carry out this surveillance action.
The cost, if any, of such surveillance, and all obligations or consequences thereof may be negotiated between the Supplier and the Purchaser.
6.2	Conditions Associated with the Observance of Quality Provisions

6.2.1	Qualification of Supplier / Product Pair

6.2.1.1	Since the Supplier and the Products are qualified by the Purchaser for the manufacture of the Aerospace Related Products and Aerospace Related Products spare parts, and since such qualification is required to ensure continued airworthiness, the Supplier shall:

(i)	deliver all Products to the Purchaser and the Purchaser Enabled Supplier in compliance with the Technical Requirement Specifications; and

(ii)	use the same manufacturing and inspection processes as those used in the qualification tests, unless otherwise agreed; and

(iii)	not change its production site or modify the Products, where the process is fixed, without the approval of the Purchaser which approval shall not be unreasonably withheld.; and

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(iv)	inform the Purchaser forthwith, by registered mail with acknowledgement of receipt, of any event likely to affect the Product’s definition or the manufacturing and inspection processes.

6.2.1.2	If the Supplier or Product qualification is withdrawn by the Purchaser due to the failure or inability of the Supplier to meet applicable Technical Requirement Specifications and other obligations related to Supplier and/or Product qualification, the Purchaser and the Supplier shall work together to resolve such issues in a timely manner. In the event that issues related to the Supplier’s qualification cannot be resolved to the satisfaction of the relevant Purchaser, the relevant Purchaser reserves the right to terminate all associated Orders in progress in accordance with Article 19.2 (Termination for Supplier’s Default). In the event that issues related to Product qualification cannot be resolved to the satisfaction of the Purchaser, the Purchaser reserves the right to terminate those provisions of this Contract specifically related to the affected Product and all associated Orders in accordance with Article 19.2 (Termination for Supplier’s Default).

6.2.1.3	The Supplier undertakes to collaborate to the approval of its Products according to the new AIMS and ABS common AIRBUS specifications.

6.2.2	Assessments and Approvals
The Supplier must satisfy the assessments below, performed by the Purchaser or for and on behalf of the Purchaser:
(i)	quality system of the manufacturing site according to the twenty topics of PREN 9100;

(ii)	logistic system suited to the conditions agreed with the Purchaser.

6.2.3	Improvement of the Means of Production and Organisation
The Supplier shall implement all improvements of the means of production and/or organisation:
(i)	deemed necessary by the Supplier to meet Contract requirements under optimum conditions; or

(ii)	agreed jointly by the Purchaser and the Supplier.

6.2.4	Supplier’s Responsibility
The Supplier shall be solely and entirely responsible towards the Purchaser or the Purchaser Enabled Supplier for the fulfilment of its obligations pursuant to this Contract. The qualification, inspection and surveillance actions carried out by the Purchaser, the Aviation Authorities and/or their authorised representatives for the purposes of the Contract’s and/or the Procurement Order’s fulfilment shall not reduce or release the Supplier’s responsibility with respect to the Products manufactured and delivered to the Purchaser or the Purchaser Enabled Supplier under this Contract.
6.3	Inspection, Acceptance, Conformity
The Purchaser and the Purchaser Enabled Supplier shall delegate to the Supplier the responsibility of:
(i)	verifying that the Products are, before delivery, in conformity with the requirements defined in the Technical Requirement Specification and the provisions set forth in each Procurement Order and/or this Contract;

(ii)	certifying such conformity by a delivery notice operating as a declaration of conformity;

(iii)	performing the Product’s acceptance.
Notwithstanding such delegation of responsibility from the Purchaser and the Purchaser Enabled Supplier to the Supplier, the Purchaser and the Purchaser Enabled Supplier reserves the right to perform a Counter-Acceptance of the Products delivered within twelve (12) business days following the date of delivery.
Unless a refusal is notified by the Purchaser or the Purchaser Enabled Supplier to the Supplier further to a Counter-Acceptance for one of the reasons such as listed below, the Products delivered shall be deemed accepted as of the thirteenth (13th) business day following the date of delivery.
If a defect or a Non Conformity is detected on a Product during Counter-Acceptance, the said Product shall be returned to the Supplier under the conditions defined in Article 7.6.1 (Delivery) and the provisions of Article 9 (Delay in Delivery) shall apply.

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6.4	Quality Performance — Non Conformity / Defect

6.4.1	Indicators
Product’s quality performance shall be measured using the indicators defined in the document of Appendix 4 (List of Applicable Documents).
6.4.2	NCD Detected During Counter-Acceptance or During Installation on Aerospace Related Product
All NCDs detected by the Purchaser or the Purchaser Enabled Supplier, as the case may be, during Counter-Acceptance or installation on the Aerospace Related Product shall be notified in writing to the Supplier. In this case, the Products shall be returned under the conditions of Article 7.6.1 (Delivery) to the Supplier, to be replaced within the lead times required by the Purchaser or the Purchaser Enabled Supplier.
6.4.3	Serious, Repetitive NCDs or high NCD ratio
In the presence of serious, repetitive NCDs or high NCD, detected by the Purchaser or the Purchaser Enabled Supplier as the case may be, the Purchaser or the Purchaser Enabled Supplier shall notify the Supplier of the same in writing. Upon receipt of this notification, the Supplier shall:
(i)	submit to the Purchaser or the Purchaser Enabled Supplier for approval, within ten (10) business days following the notification, the corrective actions it intends to implement; and

(ii)	after obtaining the Purchaser’s or the Purchaser Enabled Supplier’ s approval, implement such corrective actions within the time period agreed jointly between the Supplier and the Purchaser or the Purchaser Enabled Supplier as the case may be; and

(iii)	verify the Products to be delivered are free from any NCD.
In the cases described in Articles 6.4.2. and 6.4.3, the Purchaser or the Purchaser Enabled Supplier shall be entitled to charge the Supplier in accordance with Article 9 (Delay in Delivery).
6.4.4	Information and Communication in Case of NCDs
If NCDs are detected by the Supplier, the Supplier shall inform forthwith the Purchaser and the Purchaser Enabled Supplier placing the Procurement Order, in writing, specifying the type of NCD, its consequences and the Products delivered affected by the said NCD. This information shall be communicated by the Purchaser to the Customers and the Aviation Authorities.
Any Non Conforming Product shall be subject to a request for concession as per the provisions of Appendix 4 (List of Applicable Documents).
Faulty workmanship and/or hidden defects detected after Product delivery and requiring concessions shall be processed according to the same procedure as that described in Appendix 4 (List of Applicable Documents), and shall have the same consequences.
6.5	Keeping Documents Specific to the Supplier
Until scrapping of the last in-service Aerospace Related Product on which the Product is installed, the Supplier shall preserve all technical documents and especially all certificates of conformity of the Products and technical documents relating to the Products, and shall present them upon the Purchaser’s or the Purchaser Enabled Supplier’s request as the case maybe. The Supplier agrees not to dispose of them, in any manner whatsoever, without the Purchaser’s or Purchaser Enabled Supplier’s prior agreement in writing.
6.6	Failure of the Quality or Logistic Systems — Serious or Repetitive NCDs
In case of failure of the Supplier’s Quality Assurance or Logistic system, or in the cases mentioned in Article 6.4.3 above, and notwithstanding any other right vested in the Purchaser and the Purchaser Enabled Supplier hereunder, the Purchaser or Purchaser Enabled Supplier as the case maybe reserves the right to call upon the services of an audit company to perform, on the Supplier’s premises and at Supplier’s expenses, the inspection or surveillance of the failing Products or processes.
Such inspection or surveillance shall cease as soon as the corrective measures agreed by the Supplier and the Purchaser or Purchaser Enabled Supplier as the case maybe are implemented by the Supplier and deemed satisfactory by the Purchaser or the Purchaser Enabled Supplier.

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6.7	Obsolescence
For the purpose of this Article 6.7, obsolescence shall apply to any situation where a component of the Product cannot be purchased in the market place.
The Supplier agrees that, from the date hereof and for the duration of this Contract plus the warranty period specified at Article 10 (Warranties), any obsolescence of a part or parts of a Product shall immediately be resolved free of charge to the Purchaser or the Purchaser Enabled Supplier and that any costs, incurred by the Supplier, resulting therefrom shall be borne by the Supplier.
In addition, where the Supplier knows or anticipates a discontinuance in the supply of the Product, the Supplier shall :
(i)	notify the Purchaser or the Purchaser Enabled Supplier promptly in writing, and shall use its best efforts to provide at least twelve (12) months notice prior to the date of discontinuance in the supply of such Product; and

(ii)	allow the Purchaser or the Purchaser Enabled Supplier to promptly place a “last buy” Order for that Product, without quantity limitations. The Supplier shall use its best efforts to accept any Order(s) placed within this time period for all deliveries of the said Product up to six (6) months after the notified date of stoppage of the supply of such Product.

6.8	GRAMS
The Supplier shall comply with GRAMS issue C as amended through the GRAMS Compliance Matrix set forth in Appendix 12. Further evolutions of GRAMS will be subject to an update of the GRAMS Compliance Matrix.
Article 7: LOGISTICS
The conditions under which the Supplier shall deliver the Products shall be in compliance with the provisions defined in:
(i)	this Article 7 defining Contract performance in terms of logistics;

(ii)	the Interchange Agreement of Appendix 5;

(iii)	the Logistic Conditions of Appendix 3.

7.1	Performance Conditions

7.1.1	Leadtimes / Delivery Schedule
Except as specified in Appendix 2, the Order lead-time (i.e., the time between the date of the placement of the Order and the date of delivery of the Product) for the Product shall not exceed forty (40) weeks subject to Article 2.3.3. The Supplier shall continuously review any opportunity of lead-time reduction.
The Supplier shall deliver each Product to the Purchase or the Purchaser Enabled Supplier on the dates specified in the Order. These dates are compulsory and determine the date of delivery of the Product to the place of delivery specified in the Order. Such schedule shall hereinafter be referred to as the “Delivery Schedule”.
The Supplier acknowledges that the Delivery Schedule may be affected by market fluctuations and agrees to provide the flexibility required to adapt to future market constraints. The Purchaser or the Purchaser Enabled Supplier shall use its reasonable endeavours to keep the Supplier fully informed of such market fluctuations. The Purchaser or the Purchaser Enabled Supplier may also provide to the Supplier a forecast of the dates for deliveries of the relevant Aerospace Related Product on which the Product shall be installed.
In order to comply with market requirements, the Purchaser or the Purchaser Enabled Supplier reserves the right to vary the Delivery Schedule at any time and without additional charge from the Supplier subject to the Logistics Conditions. Such variation shall be confirmed by the Supplier and the Purchaser or the Purchaser Enabled Supplier as the case maybe through a written amendment to the Delivery Schedule.
7.1.2	The Purchaser and/or the Purchaser Enabled Supplier shall:
(i)	improve communication to the Supplier of long term forecasts by transmitting by fax, e-mail or

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mail the updates of the Aerospace Related Product manufacturing programme in which the Product is integrated on a minimum quarterly basis for each line item and location;

(ii)	ensure the forecasts are as close as possible to its needs;

(iii)	perform, in collaboration with the Supplier, a feasibility study, especially in case of significant increases of production rates or significant change to the forecasted needs;

(iv)	inform the Supplier, in writing, of any changes in its organisation and of any significant events likely to cause a rescheduling of Product that would interfere with the Suppliers operations;

(v)	until 31 day of December 2011, inform the Supplier, in writing, of any changes to its contract with the Sponge supplier which may affect the commercial agreement between the Purchaser and the Supplier, including but not limited to changes to the volume of Sponge to be supplied or the applicable pricing, in which event no changes may be implemented between the Purchaser and the Sponge supplier without the prior approval of the Supplier.

7.1.3	The Supplier shall:

(i)	accept and execute, for the complete duration of this Contract, the Procurement Orders placed in compliance with the terms of this Contract;

(ii)	implement all means and procedures necessary to ensure total reliability of Product deliveries;

(iii)	adapt its industrial device to suit the changes to the Aerospace Related Product manufacturing Programme communicated by the Purchaser or the Purchaser Enabled Supplier;

(iv)	inform the Purchaser and the Purchaser Enabled Supplier within a reasonable period of time, in writing of any significant changes in its organisation, production site and, within a reasonable period of time, of any event likely to cause delay or interruption of the deliveries, and of any exceptional measures taken in order to comply with contractual lead times;

(v)	provide monthly indicators on deliveries;

(vi)	participate in the logistic reviews initiated periodically by the Purchaser or the Purchaser Enabled Supplier to analyse delivery performance, logistic problems experienced during this period and corresponding corrective actions.

(vii)	inform the Purchaser of any changes in its requirements for Sponge, including but not limited to Specification, packaging, transportation or logistics requirements which may require an amendment to the Purchaser’s contract with its Sponge supplier and in particular may have an impact on the purchase price of the Sponge, in which event no changes may be implemented between the Supplier and the Sponge supplier without the prior approval of the Purchaser.

7.2	Interchange Agreement
It is the intention of the Purchaser to promote and develop procurement methods through EDI. Consequently, the Supplier commits to collaborate with the Purchaser for possible implementation of such methods, upon an Interchange Agreement with corresponding terms and conditions to be mutually agreed.
7.3	Procurement Methods
The Purchaser and the Purchaser Enabled Suppliers shall place Procurement Orders in compliance with the terms of this Contract.
The Procurement Orders may be communicated to the Supplier using either of the following methods:
(i)	Procurement Orders in the form of purchase orders;

(ii)	Procurement Orders transmitted by EDI.
Irrespective of the method used, a Procurement Order shall specify for each type of supply the reference, the quantity, the date and the place of delivery. In addition, each Procurement Order shall prominently reference RTI/EADS Contract Airbus/MAT/CON/353.
7.3.1	Procurement Orders in Form of Purchase Orders

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The Supplier and the Purchaser or the Purchaser Enabled Supplier as the case maybe agree that any change to an Order shall be made under the conditions defined in Article 17 (Contract Amendment). The Supplier and the Purchaser shall mutually agree on a Purchase Order cancellation procedure governing cancellation requests by the Purchaser or any Purchaser Enabled Suppliers as soon as practicable.
7.3.2	Procurement Orders by EDI
The Purchaser shall communicate to the Supplier, by EDI, procurement plans and delivery calls such as defined below.
7.3.2.1	Procurement Plans
These are comprised of two parts:
(i)	one part referred to as “flexible horizon” (FH) corresponding to the Purchaser’s forecasted needs for a given period of time. The Purchaser undertakes to order the total quantity specified in the FH part. The Supplier agrees that the delivery dates specified in this FH part may vary depending on the changes to the Purchaser’s needs.

(ii)	another part referred to as “provisional horizon” (PH) corresponding to the Purchaser’s forecasted needs beyond the period of time defined in the FH part. The Supplier agrees that the forecasts of the PH part do not imply any undertaking by the Purchaser in terms of quantities and lead times; they simply enable the Supplier to plan its production and provisioning operations.

7.3.2.2	Delivery Calls
They correspond to Procurement Orders for a firm delivery in terms of quantity and lead time, to an agreed place and according to a delivery cycle specified in the Logistic Conditions. A Delivery Call may be issued out of the Procurement Plan.
7.3.2.3	Maximum Period of Time Between Two Procurement Plans (PP)
Apart from exceptional cases, the maximum period of time between two Procurement Plans has to be agreed between the Parties.
7.4	Acceptance of Procurement Orders
Procurement Orders shall be deemed accepted without reservation by the Supplier at the latest fifteen (15) Business Days following their dispatch unless rejected by the Supplier within this period.
In any case, the Supplier hereby accepts, and shall comply with any Procurement Order provided such Procurement order is issued in accordance with the provisions of this Contract.
For Procurement Orders placed by EDI, they shall be deemed accepted at a time to be specified in the Interchange Agreement.
7.5	Agreed Procurement Method
The Logistic Conditions specify the procurement method agreed between the Supplier and the Purchaser and the logistic data exchanged.
7.6	Clauses Common to the Two Procurement Methods

7.6.1	Delivery
On the Delivery Date specified in the Procurement Order, the Products shall be delivered DDU as per the Incoterms 2000 by the carrier designated by the Supplier, to the place indicated in the Procurement Order.
In a case of Defect or Non Conformity of a Product delivered to the Purchaser or the Purchaser Enabled Supplier as the case maybe, or in a case of excess Products delivery, the Purchaser or the Purchase Enabled Supplier, after notifying the Supplier in writing, shall return the Products, the costs and risks associated with the transport of the Product from a Plant to the Supplier’s factory and back shall be borne by the Supplier.
7.6.2	Product Delivery Leadtimes
The Delivery Dates specified in the Procurement Order are binding and determine the date of arrival of

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the Product to the place of delivery indicated in the Procurement Order, provided such dates are in compliance with the leadtimes defined in Article 7.1.1 or as may otherwise be mutually agreed to in writing between the Supplier and Purchaser or the Purchase Enabled Supplier.
The Supplier shall notify the Purchaser or the Purchase Enabled Supplier as the case maybe in writing, within fifteen (15) Business Days, of any event likely to delay the deliveries, and shall propose new Product delivery lead times as soon as practical thereafter.
Depending on the facts reported and the retrofit plans set up, the Purchaser or the Purchase Enabled Supplier shall decide whether or not it will grant an extension of the delivery lead time, and hence a modification of the delivery terms defined in the Procurement Order concerned.
Modification of the delivery terms shall be granted to the Supplier only for a delay not due to Supplier’s default or negligence.
For the time of its duration, the sole effect of a delivery lead time extension shall be to avoid the application of liquidated damages for late delivery under Article 10 (Delay in Delivery) and the risk of Contract termination for Supplier’s default under the conditions set out in Article 19 (Termination).
7.6.3	Documentation
Each consignment shall be plainly marked with the name of the Supplier and with the following information:
(i)	the name of the Purchaser or Purchaser Enabled Supplier and the address of the place of delivery;

(ii)	an advice note detailing the Order number, the part number of the Products/serial numbers, contents, gross weights, quantity of packages and Product value for Customs purposes;

(iii)	when applicable, the original of the statement of conformity, the certificate of airworthiness, or any other document specified in the Contract or in the Order.
The consignment documentation shall be attached inside and outside the packaging.
The Products shall not be considered as delivered by the Supplier until all requisite documents properly executed have been received by the Purchaser or the Purchaser Enabled Supplier. The Purchaser or the Purchaser Enabled Supplier reserves the right to return the Products at the Supplier’s expense if such documents are not properly executed.
7.6.4	Packing and Packaging
Packaging, transit and storage shall be carried out in accordance with the Purchaser’s or the Purchaser Enabled Supplier’s instructions included in GRAMS. If no such instructions are given, each Product will be individually packed so as to ensure transit to and storage in an undamaged and serviceable state at the place of delivery.
The supply of special cases and/or boxes required for the packaging of the Product will be to the account of the Supplier, and will be returned to the Supplier, at the Supplier’s cost, if so requested by the Supplier at the time of dispatch of the Product to the Purchaser or the Purchaser Enabled Supplier.
7.6.5	Risk Transfer, Title Transfer, Retention of Property Title
The risks of loss and damages shall be transferred from the Supplier to the Purchaser or the Purchaser Enabled Supplier as the case maybe at the delivery of the Product at the Incoterms point defined in Article 7.6.1 above, except if the said loss or damages result from the non fulfilment by the Supplier of one of the packing and packaging obligations, or is/are due to the Supplier’s negligence.
Transfer of the property title of the Products delivered by the Supplier to the Purchaser or the Purchaser Enabled Supplier shall be effective upon acceptance of the said Products by the Purchaser or the Purchaser Enabled Supplier.
Acceptance of the Product shall be conclusive of the absence of apparent defects but shall not be conclusive of the absence of latent defect and shall be without prejudice to the rights of the Purchaser or the Purchaser Enabled Supplier under this Contract including the right to call on the Supplier for correction of any further defect and/or non-compliance with the Technical Requirement Specification.
If a Product is rejected (i.e., not accepted), it shall be deemed a non-delivery and upon such rejection title

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and risk in such Product shall revert to the Supplier. The Supplier shall reimburse the Purchaser or the Purchaser Enabled Supplier for the rejected Product.
The Purchaser or the Purchaser Enabled Supplier reserves the right to reject the whole or part of any consignment in which a Product may be found which does not comply with the Order.
In the case of a rejected Product, the Purchaser or the Purchaser Enabled Supplier shall inform the Supplier of such rejection, and the Purchaser or the Purchaser Enabled Supplier shall be entitled to, at Supplier’s option:
(i)	rectify the rejected Product, at the Supplier’s expense;

(ii)	require the Supplier to rectify at the Supplier’s expense the Product without delay at the site where the Product is held;

(iii)	return the Product at the Supplier’s risk and expense. In such a case, and immediately upon notification by the Purchaser or the Purchaser Enabled Supplier of such rejection, the Supplier shall expedite the delivery of a replacement for the rejected Product.
A Product which has been rectified following a rejection shall be subject to a re-inspection and acceptance.
7.7	Official Authorisations — Export Licences
Notwithstanding anything to the contrary in this Contract it is understood by the Parties that the Purchaser and/or the Purchaser Enabled Supplier’s ability to deliver and support Aerospace Related Products fitted with the Product on a worldwide basis and the Customers’ ability to use, operate and maintain the Aerospace Related Product worldwide are of the essence of this Contract.
7.7.1	The Product or any parts thereof may be subject to export laws and regulations, including U.S. laws and regulations (hereafter referred to as “Export Regulations”), and the Parties acknowledge that diversion contrary to such Export Regulations is prohibited.

7.7.2	The Supplier shall identify any part of the Product that is subject to Export Regulations prior to the signature of this Contract or to the receipt of an Order and subsequently in case of (i) change in Export Regulations or (ii) change in the Product which affects its classification under relevant Export Regulations,. The Supplier shall provide the Purchaser with all necessary information concerning the applicable Export Regulations as well as any assistance it may request in implementing such applicable Export Regulations.

7.7.3	Whenever all or part of the Product is subject to Export Regulations, the Supplier shall in particular:
(i)	be responsible for obtaining in time, at no cost to the Purchaser, all relevant official approvals, licenses and authorizations (referred to as “Export Licence”) required for the worldwide export, delivery and use of the Product by the Purchaser and/or the Customer, as applicable, and the end user in accordance with the Contract or any Order or the provided Purchaser’s end-use statement displayed in Annex D if so required by the relevant authorities; and

(ii)	where all or part of the Product is subject to export licensing procedures, and provided the Order is received by Supplier in a timely manner, the Supplier shall use its best efforts to ensure that an Export Licence or similar documentation is issued by the relevant authorities in time to allow the worldwide export, delivery and use of the Aerospace Related Product by the Purchaser and/or the Customer, as applicable, and the end user in accordance with the Contract or any Order and the provided Purchaser’s end-use statement if required by the relevant authorities; and
(iii)	state on all delivery notices the export control classification number and the reference of the applicable Export Licence; and

(iv)	state in all documentation provided in furtherance of a license the appropriate applicable Export Licence number and distribution restrictions.

7.7.4	If Technical Assistance Agreements (“TAAs”) are required for the fulfillment of the Contract or an Order, the Export Licence and any amendments thereto shall be agreed with the relevant Purchaser before being submitted to the relevant authorities. The Supplier shall provide the

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Purchaser with a copy of the TAA or any Export Licence. The provisos that are classified may be redacted from the copy supplied to Purchaser.

7.7.5	In the event of Supplier’s failure to comply with its obligations under the provisions of this Article 7.7 and/or if any Export Regulation would prevent the Supplier from complying with its obligations under the provisions of this Article 7.7, the Supplier shall, at its own costs, and within a timeframe meeting Purchaser’s business needs, in particular:
(i) use its best efforts to obtain from the relevant authorities the necessary Export Licence, with respect to the Product, for Airbus and/or the Purchaser to sell and support the Aerospace Related Product worldwide and for Customers to continue using, operating and maintaining the Aerospace Related Product, or
(ii) replace or modify the restricted technology so that the Product ceases to infringe the Export Regulations, whilst fulfilling all requirements defined by the Contract or the Order.
It is understood that any remedial action undertaken by the Supplier under this Article 7.7 is without prejudice to Airbus and/or the Purchaser’s rights to claim compensation for all costs, damages and losses suffered as a consequence of the said breach and/or their right to terminate the Contract or the affected Order for Supplier’s default.
7.7.6	Notwithstanding any other provision of the Contract or the affected Order, the Supplier shall be liable for all damages, losses, and liabilities incurred by Airbus and/or the Purchaser as the result of the Supplier’s non-compliance with its obligations under this Article 7.7.

7.7.7	The provisions of this Article 7.7 shall also be applicable to the Purchaser Enabled Suppliers.

8	COMPLIANCE

8.1	Hazardous materials and goods
The Supplier shall comply with the applicable regulations in force at any time, in the European Union, and in such a country in which the Plant has its domicile. For deliveries in France, the following regulations will in particular apply:
(i)	“ADR”: refers to the European agreement on international road transport of hazardous goods, and the French by-law (“arrêté”) of December 17, 1998 referred to as “ADR by-law”;

(ii)	“IATA”: refers to the regulations of the International Air Transport Association on air transport of hazardous goods, and the French by-law of May 12, 1997;

(iii)	“RID”: refers to the regulations concerning international rail transport of hazardous goods, and the French by-law of December 17, 1998 referred to as “RID”;

(iv)	“IMDG”: refers to the international code for sea transportation of hazardous goods, and the French by-law of January 27, 1999;

(v)	“Hazardous Material”: refers to the goods, preparations, materials or equipment having a content of substances likely to harm individual health, the environment and the goods, for their whole life cycle and whose dangerousness classification may change over time.
Should the Product be classified as a Hazardous Material, and depending on the mode of transport agreed with the Purchaser or the Purchaser Enabled Supplier, the Supplier shall comply, without reservation, with the ADR, IATA, RID and IMDG regulations in force.
8.2	Compliance with Applicable Regulations
The Supplier shall ensure its compliance and the compliance of each Product with all Applicable Laws (including those dealing with labour, health and safety), and with those of the relevant Aviation Authorities (including any evolution thereof occurring during the term of the Contract). The Supplier shall uphold high business ethical standards. In particular, the Supplier acknowledges the EADS NV group’s promotion of resource conservation, recycling of goods and preservation of the natural environment. The Supplier shall maintain safe and healthy working conditions for its employees.
Should the Supplier fail to comply with such laws and regulations, the Supplier hereby agrees to indemnify and hold harmless the Purchaser or the Purchaser Enabled Supplier from and against all direct

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consequences (dommages directs) of such failure.
Environment: The Supplier shall comply with all environmental laws and regulations applicable to its Products and activities (except for such failure to comply which would not affect the ability of the Supplier to perform its obligations hereunder) as well as the environmental requirements as defined in Appendix 4 (Applicable Documents) or any other applicable document provided by the Purchaser . The Supplier shall put in place all necessary means and actions to ensure the compliance of the Products developed, manufactured and delivered to the Purchaser or the Purchaser Enabled Supplier with any regulations on authorisation or registration of substances contained in such Products, in particular and as applicable with the “Registration, Evaluation, Authorisation and Restriction of Chemicals” (“REACH”) regulation.
Article 9: DELAY IN DELIVERY
Should the Delivery Date not be met, and except in case of “Force Majeure” or excusable delays, the Supplier shall be automatically deemed to have a delay in Delivery Date (a “Delay in Delivery”) without any reminder being required from the Purchaser.
Excusable delays include:
- rescheduling at the direction of the Purchaser;
- For Products delivered in 2010 and 2011 Sponge supply related issues which are caused by a material breach by the Sponge supplier of its agreement with the Purchaser;
In the event of a Delay in Delivery, the Purchaser shall be entitled to claim one percent (1%) of the price of the delayed Product(s) per full week of delay, up to a maximum of ten percent (10%) of the price of the delayed Product(s) and respecting a grace period of ten (10) Business Days. For the purposes of this Article, one full week of delay shall mean seven consecutive days following the Delivery Date.
In addition, the Supplier undertakes to maintain buffer stocks in Europe to prevent any risk of shortages.
The Purchaser shall have the right to claim, in the event the amount of damage exceeds the total amount of the above liquidated damages, the full amount of such excess damage in respect of all losses, expenses, costs, claims and other damages incurred by the Purchaser within the scope of Article 14.3 “Contractual Liability”.
Article 10: WARRANTIES
The Supplier warrants to the Purchaser and the Purchaser Enabled Supplier that all Products supplied are:
(i)	Free from defects in material; or

(ii)	Free from defects in workmanship, including without limitation manufacturing processes utilised by the Supplier; or

(iii)	Free from defects arising from the Supplier’s failure to conform to the Technical Requirement Specifications.
For the purpose of this Contract, the warranty period for all Products supplied shall be thirty six (36) months commencing from the date of delivery of the Aerospace Related Product to the Customer. During the warranty period, the Supplier shall cover the costs of all necessary rework or replacement as well as all reasonable manufacturing cost of the Purchaser or the Purchaser Enabled Supplier as the case maybe, to be mutually agreed upon provision of written justification by Purchaser or the Purchaser Enabled Supplier, if replacement is required.

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ARTICLE 11: MODIFICATIONS
11.1	General
The Supplier and the Purchaser may submit proposals to the other for modifications to the Product.
The Purchaser shall be entitled, at its absolute discretion, to refuse a request for a modification submitted by the Supplier.
Any proposal for a modification presented by the Supplier shall be accompanied by a full cost and technical justification.
The Supplier agrees to act upon such modifications upon receipt of the Purchaser’s instructions in accordance with this Article 11 notwithstanding any commercial dispute.
Each Product must be manufactured to the latest issue of the Technical Requirement Specification received by the Supplier, unless otherwise requested by the Purchaser in writing.
11.2	Mandatory Modifications
The Supplier shall promptly effect modifications to the Product in the following circumstances:
(i)	Change in Requirements of the Aerospace Related Product Programme: if a modification is requested as a result of a change in the requirements of the programme, provided that the Purchaser notifies the Supplier;

(ii)	Compatibility Modifications: if at any time it proves necessary to introduce partial or complete modifications to the Product and/or the Technical Requirement Specification to ensure optimal performance of the Product within the Aerospace Related Product environment;

(iii)	Change in Law: if at any time during this Contract, any Change in Law requires a modification to the Product in order to obtain or maintain the Certificate of Airworthiness for the Aerospace Related Product;
The Supplier shall be obliged to implement such mandatory modifications notwithstanding the existence of a dispute between the Parties.
11.3	Procedure for Modifications
No modification shall be made to the Product without the prior written approval of the Purchaser and, if relevant, an amendment to this Contract. Modifications shall be confirmed by an amendment to the Technical Requirement Specification.
The Supplier shall notify the Purchaser of any changes in the price and in the Delivery Schedule which may result from any modification within thirty (30) days of receipt of the Purchaser’s instruction in respect of such modification. Failure by the Supplier to submit a claim within this period shall be deemed as acceptance by the Supplier to incorporate the modification without change to the price or Delivery Schedule.
The Supplier shall provide modification kits, and, if required, specialised labour, tools, jigs and instructions for modification of the Product which can or must be carried out at the Purchaser’s or Customer’s premises.
If the Supplier defaults in its obligations with regard to modification of the Product, the Purchaser may undertake the modification itself at the expense of the Supplier by whatever method it deems necessary, including re-designing the Product, with the approval of the Aviation Authority (or whatsoever authority is concerned). In this event, the Supplier shall promptly furnish manufacturing drawings and other information required by the Purchaser.

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11.4	Cost of Modifications
11.4.1 Notwithstanding any other terms of this Contract including 11.4.2 and 11.4.3 hereunder, all costs associated with or resulting from modifications associated with or resulting from a failure of the Supplier to meet its obligations under the Contract or any Order shall be borne by the Supplier.
11.4.2 The costs of implementing a modification made for reasons of a Change in Law shall be:
(i)	if the requirement is applicable solely to the Supplier’s production of the Product, whether or not the Product is defective, for the account of the Supplier;

(ii)	if the requirement is attributable solely to work done by the Purchaser or the Purchaser Enabled Supplier in the design and manufacture of the Aerospace Related Product, for the account of the Purchaser or the Purchaser Enabled Supplier, as the case may be;

(iii)	in all other cases, each Party shall absorb all its own costs to comply with such Change in Law.
11.4.3 For any modification which is effected for reasons other than those covered under Articles 11.4.1 and 11.4.2 above, the costs of such modification shall be negotiated in good faith on a case-by-case basis. The Supplier shall provide to the Purchaser or the Purchaser Enabled Supplier, as the case may be, a fair and reasonable, detailed and substantiated, quotation of the recurring and non-recurring costs associated with such modification, taking into account the Supplier’s obligations under this Contract. The costs of preparation of such modification will in any case be for the account of the Supplier.
Article 12: OFFSET, SALES PROMOTION
The Supplier agrees to support the Purchaser, for the purposes of this Article 11 including the EADS Group, in fulfilling its/their present and future offset obligations.
When applicable and no more than twice per calendar year, the Purchaser shall inform the Supplier of its offset requirements. Upon request, the Supplier shall submit to the Purchaser within one calendar month of the original request a programme that meets this offset requirement.
Such support from the Supplier shall include:
(i)	On the request of the Purchaser the Supplier shall provide the aggregate total value of goods purchased and companies purchased from in the country specified by the Purchaser which may be used for offset purposes by EADS. The total value of offset purchases made by the Supplier in the manufacture of the Product for this contract in the specified country shall be retained solely for use in the fulfilment of the offset obligations of the EADS Group.

(ii)	With the exception of the sourcing of Sponge and applicable pricing, which shall be the responsibility of the Purchaser when the Supplier is enabled by the Purchaser for the Sponge and/or titanium ingots, the Supplier is solely responsible for all procurement activities related to the purchasing of goods and/or services necessary for the manufacture and supply of the Products from accredited companies approved by the Supplier. Such responsibility is subject to, but not limited to, the commercial viability, performance, technical competence, statutory legal restrictions, contractual restrictions with existing suppliers and production capacity of the company measured at the Suppliers discretion.
Subject to Article 12 (ii) above, the Supplier shall co-operate and work with the Purchaser to make available a target offset value of 5% of the total sales revenue from this Contract with the Purchaser in countries specified by the Purchaser.
The Supplier shall inform the Purchaser of any future investment plans in any country which could be used to fulfil this offset requirement provided that information is in the public domain or is covered by an additional confidentiality agreement.
The Purchaser shall assist the Supplier, if so requested by the Supplier, to identify suppliers for goods and/or services in offset countries.
The Supplier agrees to support the Purchaser in obtaining the necessary offset credit acceptances for the purchases in the offset country.

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Article 13: NOTIFICATION
Any notification, invoice or correspondence to be given under this Contract and/or any Procurement Order, shall be in writing in English and delivered by hand or sent by the appropriate means to the addresses below or any other address notified in writing to EADS Deutschland GmbH or the relevant Purchaser or the Purchaser Enabled Supplier as the case maybe.
(i)	All matters related to this Contract, its amendments and its administration shall be communicated between EADS Deutschland GmbH and the Supplier. For information purposes, at the time of signature of this contract, the following are the points of contact:

For EADS Deutschland GmbH	For the Supplier
Dept: Airbus Procurement Department	Key Account Director – EADS/Airbus

Acting as EADS Lead Buyer

Airbus SAS	RTI UK Titan House Kingsbury

1 rond-point Maurice Bellonte	LinkTrinity Road

31700 Blagnac	Piccadilly, Tamworth Staffordshire

France	B782EX, ENGLAND

(+33- 561-93-33-33	+44-1827-871670

Copy to:

General Counsel

RTI International Metals, Inc.

Westpointe Corporate Center One
1550 Coraopolis Heights Road, Ste. 500
Pittsburgh, PA 15108-2973
USA

+1-412-893-0102

Fax: +1-412-893-0027
(ii)	For any notification or communication in connection with any Procurement Order:

For the attention of the Logistic Department of the Purchaser or the Purchaser Enabled Supplier issuing the Procurement Order, whose postal address is indicated in the said Procurement Order;

(iii)	For any notification or communication in connection with the invoices and/or their payment:

For the attention of the Accounts Department of the Purchaser or the Purchaser Enabled Supplier concerned whose address is indicated in each Procurement Order.

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Article 14: CIVIL LIABILITY, INSURANCE, CONTRACTUAL LIABILITY
14.1	Civil Liability
Unless otherwise specified in this Contract, the repair cost of damages caused by either Party during Contract performance shall be borne as follows:
14.1.1 For Indemnification of Damage to the Personnel of Either Party: Damages of any nature whatsoever to the personnel of the Purchaser or the Supplier shall be borne by each Party respectively even if the other Party is liable for the said damages, except in a case of gross negligence. These provisions are limited to the relationship between the Parties and do not prejudice the rights and legal actions which the accident victims, their successors, the Social Security Administration and the welfare organisations are entitled to exercise.
14.1.2 For Indemnification of Damage Caused by Either Party to the Personnel of a Third Party: Damages of any nature whatsoever caused by either Party to the personnel of a third party shall be settled in compliance with the rules of law.
14.1.3 For Indemnification of Damage Caused by a Party to the Real Property and Movable Goods Property of the Other Party or a Third Party: Damages of any nature whatsoever caused by a Party to the real property and movable goods property of the other Party or a third party shall be settled in compliance with the rules of law.
The Supplier shall be solely responsible for its Products and the fulfilment of its manufacturing obligations.
The Supplier performing work on the Purchaser’s premises shall provide in relation to the personnel dedicated to the said work:
(i)	a certificate stating that the personnel is employed in compliance with the labour law provisions;

(ii)	if applicable, a certificate stating that the foreign personnel is authorised to carry out a professional activity in France.

14.2	Insurance
14.2.1 Insurance Policies to be Subscribed
On the date of coming into force of the Contract or before the start of the work performed on the Purchaser’s premises, the Supplier shall communicate to the Purchaser the insurance certificates covering:
(i)	General and Professional Civil Liability;

(ii)	damages to the goods or aircraft entrusted (Civil liability — damages to third parties due to the goods or aircraft entrusted and damages to the goods or aircraft entrusted);

(iii)	Product Civil Liability after delivery and grounding;
In the last two cases, the Supplier shall be entitled, subject to the prior insurers’ approval and against payment of a premium, to adhere to the insurance policies subscribed by the Purchaser for and on behalf of the Purchaser.
The insurance certificates shall mention the amount of the warranties and designate the Purchaser as the direct beneficiary of the indemnities in the case of damages to its property, without any option for deduction from the said indemnities of the franchise applicable to the Supplier.
Under no circumstances shall the franchises applicable to the Supplier be enforceable against the Purchaser.
The Supplier shall be under the obligation to declare to the Purchaser any accident within forty eight (48) hours following its occurrence, or within twenty four (24) hours of Supplier’s knowledge of such occurrence, it being specified that any forfeiture opposed by the insurers against the Supplier due to its activity will imply the obligation for the Supplier to bear the full cost of the prejudice.
The Supplier shall obtain from its insurers full adhesion to the provisions below.

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14.2.2 Damage to Goods and Aircraft Entrusted by the Purchaser
The terms “Property entrusted” covers all goods or aircraft leased or entrusted to the Supplier for the performance of the work ordered.
For damages to property and aircraft entrusted, the Purchaser shall indemnify and hold harmless the Supplier, except in cases of wilful damages, gross negligence or wilful misconduct, beyond two hundred thousand Euros (€200,000) per claim for property entrusted by the Purchaser, and beyond three hundred thousand Euros (€300,000) per claim for aircraft entrusted or work performed on the aircraft. The Supplier shall be solely responsible for subscribing an insurance to cover the property and aircraft entrusted for this amount (or their real value if the latter is less than the above threshold). This insurance shall cover the property and aircraft entrusted for their value as new, against all types of insurable risks or damages.
However, if the Supplier holds an insurance the amount of which is higher than the above-mentioned amount, it shall notify the Purchaser of the said insurance and shall not reduce its insurance cover, whose amount shall be the limit of its liability.
The Supplier will notify the Purchaser of any accident within twenty four (24) hours following its occurrence, it being specified that any forfeiture opposed by the insurers and due to the Supplier shall imply for the Supplier the obligation to bear the full cost of the claim.
For any land motor vehicle such as (the list is not exhaustive) lifting or handling equipment, pallet trucks, tow motors, lift trucks, etc., entrusted or leased by the Purchaser, the Supplier will subscribe a Civil Liability insurance policy covering damages to third parties, replacing by subrogation, if applicable, the Purchaser’s insurance cover should the Purchaser’s insurance policy be activated.
14.2.3 Damage to Goods Entrusted by the Supplier
The Supplier and its insurers declare they waive any recourse they would be entitled to exercise against the Purchaser and its insurers following any damage that may affect the Supplier’s movable goods, irrespective of the nature and origin of the damages, except in a case of wilful misconduct by the Purchaser.
14.2.4 General and Professional Civil Liability for Work Performed on the Purchaser’s Premises
The Supplier shall provide evidence of the subscription of a Civil Liability insurance policy covering the damages caused to the Purchaser as a result of the presence of the Supplier’s employees on the Purchaser’s premises.
This insurance shall cover an unlimited amount for body damages and, in the case of consequential material and immaterial damages, a cover at least equal to three million Euros (€3,000,000) per claim, beyond which sum the Purchaser’s insurers will not exercise any recourse against the Supplier.
Any malicious act, gross negligence, inexcusable fault or wilful misconduct, will prevent the Supplier from benefiting of the foregoing waiver.
The Supplier and its insurers agree to waive the right of recourse they would be entitled to exercise against the Purchaser and its insurers following any claim involving the Purchaser’s Civil Liability, except in a case of wilful misconduct by the Purchaser.
14.2.5 Product Civil Liability After Delivery
The Supplier shall subscribe an insurance for an amount at least equal to one hundred and fifty million Euros (€150,000,000) per event and per year of insurance to cover its liability for damages occurring after performance of its services and/or Products delivery pursuant to the Contract which are connected to the said services and/or Products, and more generally for all consequences that may legally be claimed against the Supplier.
This insurance limitation does not constitute a limitation of the Supplier’s civil liability amount after delivery to the Purchaser or any third party.

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14.3 Contractual Liability
14.3.1	The Supplier shall be liable to the Purchaser for all costs, losses, damages and liabilities (“Losses”), which may be incurred by the Purchaser as a direct consequence (dommages directs) of the Supplier’s breach of any of its obligations under the Contract, including without limitation costs and expenses incidental thereto such as legal fees, but excluding lost profits, loss of opportunity, or loss of goodwill. In the case of Losses attributable to multiple causes, Supplier shall only be liable for that portion of such Losses which are specifically attributable to a breach by Supplier of its obligations under this Contract, . The Purchaser shall use its reasonable efforts to mitigate the Losses suffered or incurred by it, and the Supplier shall not be liable for any portion of the Loss which is solely caused by an action or omission of the Purchaser.

14.3.2	The Purchaser agrees to provide the Supplier with a reasonably detailed breakdown of the said Losses.

14.3.3	The Supplier agrees that it shall not be released from its liability nor shall it claim that its liability should be limited or reduced or excluded on the grounds that:
(a)	part or all of the work covered by the Contract has been assigned to sub-contractors; and/or

(b)	the Item has been certified and/or approved by the Aviation Authorities and/or the Purchaser; and/or

(c)	the Purchaser has right(s) under the Contract which it exercised or failed to exercise.
14.3.4	The liquidated damages of any nature provided for in the Contract do not under any circumstance constitute the exclusive remedy for the prejudice sustained by the Purchaser as a result of the relevant non-compliance by the Supplier. Should the actual prejudice suffered by the Purchaser exceed the amount of the liquidated damages, the Purchaser shall be entitled to claim for and would be justified to obtain the amount corresponding to the entire prejudice in accordance with terms hereof, after deduction of the amount of liquidated damages already paid by the Supplier or withheld by the Purchaser with regards to the non-compliance having caused such prejudice.

14.3.5	The Parties agree that the Supplier’s aggregate liability to the Purchaser for Losses with respect to this Article “Contractual Liability” together with any liquidated damages of any nature provided for in the Contract shall not exceed an amount equal to the following percentages of the aggregate Product sales revenue received by Supplier in the twelve months period preceding the date at which the Losses were incurred:

—	15% if the date at which the Losses were incurred is in calendar year 2010 or 2011;

—	10% the date at which the Losses were incurred is in calendar years 2012 to 2020.

Such limitation of liability shall in no event cover any amount to be paid by the Supplier under the provisions of Article 7.7 Official Authorization — Export Licences, Article 17 Intellectual Property Rights, Article 14.1 Civil Liability, Article 14.2 Insurance nor any damage suffered by the Purchaser as a result of the wilful misconduct or gross negligence of the Supplier.
14.3.6	No claims shall be made for any late delivery of Product covered by Procurement Orders calling for delivery prior to 31st December 2009.

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Article 15: ACCESS TO SUPPLIER’S PREMISES, AUDITS, INFORMATION
The Purchaser’s or the Purchaser Enabled Supplier’s representatives will have access during working days and hours, subject to reasonable advance notice:
(i)	to the premises where the Products are manufactured, whether these are the Purchaser’s or the Purchaser Enabled Supplier’s premises or those of the Purchaser’s or the Purchaser Enabled Supplier’s subcontractors;

(ii)	to all technical documentation relating to this Contract, especially to the Industrial Dossier relating to the Product manufacturing industrial process, subject to compliance with the conditions of Article 16.1 (Confidentiality);

(iii)	the right, with the Supplier’s assistance, to check the Product manufacturing progress status up to and including the Product acceptance tests performed on the Supplier’s premises.
The representatives of the Aviation Authorities or their delegates, as well as the Customers’ representatives shall have:
(i)	access during working days and hours to the premises where the Products are manufactured, whether these are the Purchaser’s premises or those of the Purchaser’s subcontractors, subject to previous agreement and/or the presence of Purchaser’s representatives, and with reasonable advance notice;

(ii)	the right, with the Supplier’s assistance, to monitor Product manufacture up to their acceptance on the Supplier’s premises.
For this purpose, the Supplier shall help and facilitate the issuance of all necessary authorisations to access its factories and those of its subcontractors.
Subject to compliance with the conditions of Article 17.1 (Confidentiality) and Article 28, the Supplier shall provide access to all information of any nature whatsoever necessary for the performance of quality, logistic or financial audits by Purchaser’s representatives or third parties duly authorised by the Purchaser.
The Supplier shall communicate annually to the Purchaser its balance sheet and annual report.

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Article 16: PUBLICITY
For the purpose of this Article 16 EADS Deutschland GmbH, the Supplier and the Purchaser shall be called collectively the “Parties Concerned” or individually the “Party Concerned”.
The Purchaser shall use all reasonable endeavours to ensure that the Purchaser Enables Supplier observe the provisions of this Article 16 as fully as if they were parties to this Contract.
Except as required by law or regulation, the Parties Concerned each undertake to each other that they shall not use the name of a Party Concerned, the name of the Aerospace Related Product, or the name of the Products specific to a Party Concerned for publicity or commercial purposes, and/or for the promotion of its own image, or any other type of publicity, without the prior written agreement of the relevant Party Concerned.
Moreover, the Parties Concerned each undertake to each other that they shall not exhibit or distribute to third parties the Items specific to a Party Concerned, except with that Party Concerned’s authorisation in writing.
In addition, it must be noted that no publicity is authorised, even for internal corporate purposes, in the case of suspension or withdrawal of the qualification by the Purchaser, or in the case of Contract termination for Supplier’s default, except as required by law or regulation. If this Contract is determined to be a material contract to Supplier’s business under U.S. Securities laws, the Supplier will make its best endeavours to enforce the confidentiality of the Contract while abiding by the public disclosure requirements of such laws, and in particular but will take all available precautions to seek confidential treatment of the terms of the Contract considered as business secrecy, such as Product pricing, by the U.S. Securities and Exchange Commission.
It is expressly agreed that the Supplier may make public announcement of this Contract upon execution. The content of such public announcement will be submitted to the Purchaser for approval prior to its release. Such approval shall not be unreasonably withheld or delayed.
Article 17: INTELLECTUAL PROPERTY
17.1	Confidentiality
For the purpose of this Article 17, EADS Deutschland GmbH, the Supplier, the Purchaser and the Purchaser Enabled Supplier shall be called collectively the “Parties Concerned” or individually the “Party Concerned”
The Parties Concerned agree to keep confidential for the whole duration of this Contract and ten (10) years after its expiry and/or termination, the confidential information of any nature or form whatsoever made available to each other in the course of pre-contractual negotiations and Contract performance.
Each Party Concerned shall secure for the benefit of the other Parties Concerned the assurance that the personnel of each Party Concerned will observe the confidential nature of the said information for the same ten (10) years after the Contract expiry and/or termination. Confidential information shall include commercially sensitive information such as, but not limited to, quantities, build rates, corresponding aeroplane programme, pricing and cost, as well as all technological information including manufacturing techniques, product application, information regarding the aeroplane itself or aeroplane sub-components.
The confidentiality obligation shall remain valid as long as:
(i)	the information does not belong to the public domain;

(ii)	the respective Party Concerned has not given its prior approval in writing as to such disclosure.
The confidentiality obligation shall not apply to information:
(i)	which is publicly known to belong to the public domain at the time of disclosure;

(ii)	which is known legitimately by a Party Concerned prior to disclosure, providing however an evidence can be provided by the disclosing Party Concerned through supporting documents duly dated;

(iii)	which is communicated legitimately by a third party to the disclosing Party Concerned.

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(iv)	which is communicated in confidence to a Party Concerned’s professional advisers.
The Purchaser shall use all reasonable endeavours to ensure that the Purchaser Enabler Supplier observe the provisions of this Article 17 as fully as if they were parties to this Contract.
17.2	Infringement
The Supplier shall indemnify and hold harmless the Purchaser or the Purchaser Enabler Supplier as the case maybe from and against any third party claims relating to the intellectual property of Products delivered to the Purchaser or the Purchaser Enabler Supplier under this Contract, and shall bear all consequences and financial sanctions that may result from the said claims for the Purchaser and/or the Purchaser Enabler Supplier.
Moreover, the Supplier shall, at its own cost, either obtain the right for the Purchaser and/or the Purchaser Enabler Supplier to continue using the Products delivered, or replace or modify the said Products so they cease to constitute an infringement, while ensuring the functions defined initially by the Purchaser and the Supplier, or, if the foregoing is not feasible take back and replace the Products delivered by equivalent Products approved by the Purchaser, without prejudice to the damages that may be claimed to compensate the prejudice sustained by the Purchaser and/or the Purchaser Enabler Supplier.
In addition, the Supplier hereby declares that any delivery to the Purchaser and/or the Purchaser Enabler Supplier corresponds, for the Products delivered, to the exhaustion of its intellectual property rights for all countries in the world and that, consequently, no infringement action shall be taken against the Purchaser and/or the Purchaser Enabler Supplier, its intermediaries and its Customers for the possession, use, repair, import and/or putting on the market of one of the Products delivered by the Supplier to the Purchaser and the Purchaser Enabler Supplier under this Contract.
The Supplier shall indemnify and hold harmless the Purchaser from and against any third party claims relating to the intellectual property of Sponge, procured by the Supplier under this Contract on an enabled supplier basis against the Purchaser’s contract for Sponge, and shall bear all consequences and financial sanctions that may result from the said claims for the Purchaser.
This warranty of quiet enjoyment (“garantie d’éviction”) and the associated obligations shall remain effective as long as one of the Aerospace Related Products delivered is operated by the Customer.
Article 18: CONTRACT AMENDMENT
Any modification to any terms of this Contract shall be formalised by an amendment signed by duly authorised representative(s) of each of the parties hereto.
Any modification to any terms of a Procurement Order shall be formalised by an amendment signed by duly authorised representative(s) of the Supplier and the Purchaser or the Purchaser Enabled Supplier as the case maybe.
Article 19: ASSIGNMENT
The rights and/or obligations of the Supplier and the Purchaser under this Contract shall under no circumstances be assigned or transferred, or be the subject of a novation, delegation, in whole or in part, without the prior written consent of the other party; such consent shall not be unreasonably withheld. Notwithstanding the foregoing, EADS Deutschland GmbH and/or the Purchaser shall have the right to assign at any time any of its benefits, rights and remedies and/or transfer its obligations under the Contract and/or any Procurement Order to any EADS subsidiary or affiliates in the case of any merger, consolidation and re-organisation of EADS Group .
Article 20: TERMINATION
For the sake of clarity, whenever the Purchaser’s right to terminate is mentioned in this Article (or elsewhere in this Contract), it shall mean:
(i) EADS Deutschland GmbH as far as Contract termination is concerned, and

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(ii) the Purchaser or the Purchaser Enabled Supplier having placed the relevant Order as far as termination of such Order is concerned.
20.1	Termination for Force Majeure
If, by reason of Force Majeure, EADS Deutschland GmbH, the Purchaser, the Supplier or the Purchaser Enabled Supplier cannot resume normal fulfilment of its obligations within sixty (60) calendar days following the date of notification of the said event, this Contract and/or Procurement Orders in progress may be terminated automatically by EADS Deutschland GmbH, the Purchaser, the Supplier or the Purchaser Enabled Supplier as the case maybe without liability for direct or consequential damages. The termination notice shall specify the effective termination date. As of the effective termination date, EADS Deutschland GmbH, the Purchaser, the Supplier and/or the Purchaser Enabled Supplier as the case maybe shall proceed to the termination account in accordance with the provisions of Article 20.5 (Termination Account).
20.2	Termination for Supplier’s Default
In case of Supplier’s non compliance or non fulfilment, in whole or in part, of any of its obligations pursuant to this Contract and/or a Procurement Order for reasons other than those due to a case of Force Majeure, the Purchaser may, following the procedure set forth in Article 20.4, terminate for Supplier’s default, the Contract and/or Procurement Orders in progress, in whole or in part, without prejudice to the damages the Purchaser would be entitled to claim as an indemnification for the damage sustained, in accordance with Article 14.3 (Contractual Liability).
The termination notice shall specify the effective date of termination. As of the effective termination date, the Parties shall proceed to the termination account in accordance with the provisions of Article 20.5 (Termination Account). If:
(i)	after initiation of insolvency proceedings against the Supplier, the receiver or the Supplier, with the authorisation of the insolvency judge (“juge-commissaire”), decides not to continue this Contract and/or Procurement Order fulfilment; or

(ii)	after initiation of liquidation proceedings due to discontinuance of all business by the Supplier or obvious incapacity of the Supplier to redress the company:
the Purchaser shall be entitled to terminate forthwith this Contract and/or Procurement Orders in progress in whole or in part, by registered mail with acknowledgement of receipt, without compensation to the Supplier. As of the effective termination date, the Parties shall proceed to the termination account in accordance with the provisions of Article 20.5 (Termination Account).
In the case set forth in Article 21 (Modification of Supplier’s Legal Situation), the Purchaser shall be entitled to terminate automatically this Contract and/or Procurement Orders without compensation to the Supplier by registered mail with acknowledgement of receipt. The notification shall specify the effective termination date. As of the effective termination date, the Parties shall proceed to the termination account in accordance with the provisions of Article 20.5 (Termination Account).
20.3	Termination for Purchaser’s Default
In the case of Purchaser’s non compliance or non fulfilment, in whole or in part, of any of its obligations pursuant to this Contract and/or Procurement Order for reasons other than those due to a case of Force Majeure, the Supplier may, following the procedure set forth in 20.4, terminate for the Purchasers default, Procurement Orders in progress, in whole or in part. In the case of Purchaser’s breach of its Market Share obligations detailed in Appendix 2 for reasons other than those due to a case of Force Majeure, the Supplier may terminate the Contract and/or Procurement Orders in progress, in whole or in part.
The notification shall specify the effective date of termination. As of the effective termination date, the Parties shall proceed to the termination account in accordance with the provisions of Article 20.5 (Termination Account). If:
(i)	after initiation of insolvency proceedings against the Purchaser, the receiver or Purchaser, with the authorisation of the insolvency judge (“juge-commissaire”), decides not to continue this Contract and/or Procurement Order fulfilment; or

(ii)	after initiation of liquidation proceedings due to discontinuance of all business by the Purchaser or obvious incapacity of the Purchaser to redress the company;
the Supplier shall be entitled to terminate forthwith Procurement Orders in progress in whole or in part, by

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registered mail with acknowledgement of receipt, without compensation to the Purchaser. As of the effective termination date, the relevant parties shall proceed to the termination account in accordance with the provisions of Article 20.5 (Termination Account).
20.4	Termination Procedure
In the case of a termination for default under 20.2 or 20.3 above, if the relevant parties fail to resolve the matter amicably within a period of three (3) months from the date that the non-defaulting party notifies the defaulting party of a default by formal notice sent by registered mail with acknowledgment of receipt, then such matter shall be escalated to the appropriate management level for resolution. If such matter remains unresolved at the end of the one-month period following such escalation, the non-defaulting party shall have the right to terminate with six-months’ prior notice.
20.5	Termination Account
As of the effective termination date, the Supplier shall cease all operations relating to this Contract and the Procurement Orders so terminated, in its plants and in the plants of its own suppliers and subcontractors. The Supplier shall send immediately to the Purchaser a status report for the Products in progress, accompanied with all necessary justification documents.
The termination account shall not include any expenses corresponding to Product manufacturing activities subsequent to the date of notification of termination, and shall be presented as follows:
(i)	At Supplier’s Debit:
•	the amounts already paid to the Supplier by the Purchaser for the Products delivered before the effective termination date,

•	the amount of the damages due and not paid by the Supplier, and

•	if the termination is due to Supplier’s default:
•	the amount of the expenses incurred by the Purchaser to remedy the Supplier’s default, including but not limited to expenses relating to the transfer of manufacturing to the Purchaser’s plants or to the plants of another supplier, change of site, transfer, installation and adaptation of tools if applicable.

•	damages for all prejudices caused directly or indirectly to the Purchaser as a result of the termination.
(ii)	At Supplier’s Credit:
•	the contractual value of the Products manufactured and not delivered, after performance of the acceptance inspections within the limits of the production plan derived from the contractual delivery lead times and cycles;

•	in the event of purchase by the Purchaser, the value of the Products in progress calculated according to the progress status on the basis of the contractual price, within the limits of the above-mentioned production plan, subject to compliance with the Quality requirements;

•	the price of the procurements kept by the Supplier if any, for the purpose of performing the Procurement Orders terminated, if the Supplier cannot use them subsequently to meet third party needs.
The Supplier shall under no circumstances, under the terms of a termination account, receive any amount higher than the amount that would have been payable to it in the case of full execution of the Procurement Orders,.
The Purchaser and the Supplier shall carry out a termination inventory on the stocks, of raw materials, parts, equipment and tools. In this respect, the Purchaser shall instruct the Supplier to deliver or not to deliver, as appropriate, the items listed in the inventory.
Article 21: MODIFICATION OF LEGAL SITUATION
EADS Deutschland GmbH, the Purchaser, the Supplier shall inform each other of any significant modification that may occur in the composition of the company capital such as changes in majority shareholding, merger, absorption as well as any court decision initiating insolvency proceedings.

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EADS Deutschland GmbH, the Purchaser, the Supplier shall inform each other of any acquisition of shareholding, even in the case of a minority shareholding, by any company in the aerospace and defence sector, competing with the Purchaser or the Supplier as the case maybe.
If a third party acquires control, directly or indirectly, of the Supplier’s company the said third party shall guarantee the performance of this Contract and associated Procurement Orders and assume full and joint responsibility for the Supplier’s contractual obligations by an undertaking notified in writing to the Purchaser.
Article 22: FORCE MAJEURE
22.1 the Purchaser, the Supplier or the Purchaser Enabled Supplier (“Party Affected”) shall not be held responsible for the non fulfilment of its contractual obligations due to an event of Force Majeure, i.e. an unforeseeable, irresistible event beyond the control of the Party affected. In this case, except in the case of a strike, subject to Article 22.2 below, the contractual obligations of the Party Affected shall be suspended as of the date of receipt of the notification by the other party non affected.
The notification and all supporting documents demonstrating the reality of such an event shall indicate in particular the foreseeable date of return to satisfactory performance of the Contract and/or Procurement Orders concerned, as well as the measures taken to remedy the consequences of the event of Force Majeure. The Party Affected shall keep the other party non affected regularly informed of the evolution of the situation.
As soon as the hindrance due to the case of Force Majeure ceases to exist, and subject to the provisions of Article 20.1 (Termination for Force Majeure), the Party Affected shall inform the other party affected forthwith and the suspended contractual obligations shall resume for the remaining duration of this Contract and/or Procurement Orders.
Any case of Force Majeure not notified in writing within fifteen (15) business days following its occurrence shall not vest in the Party claiming the case of Force Majeure the right to enforce this Article 22.
22.2 In the event of a strike at either Party’s manufacturing facilities, the Party affected by the strike shall:
(i)	advise the other Party within five (5) business days;

(ii)	make its best endeavour to comply with delivery schedules in force when the strike began;

(iii)	in the event that the original delivery schedule will be affected by the strike, provide a recovery plan to be mutually agreed by both Parties within fifteen (15) business days from the notification of the strike.
Article 23: PRECEDENCE
In the event of any ambiguity or conflict arising between the terms of the different contractual documents below, the order of precedence between all such terms shall be as follows:
(i)	the terms of this Contract with the exception of those defined in the Appendices;

(ii)	the terms of the Appendices;

(iii)	the terms of the Procurement Orders.
Specific technical and / or quality requirements of each Purchaser, owing to the different nature of each Purchaser’s business, shall be more closely defined in the Procurement Order. Should a technical / quality conflict exist between the terms of this Contract and the Procurement Order, then the Procurement Order shall have precedence and this precedence shall relate to that technical / quality issue only and shall be valid for the duration of the specific Procurement Order only.
Article 24: SEVERABILITY
Should any of the provisions of this Contract is found by a Court to be void or unenforceable, the Parties shall negotiate in good faith and agree, within a period of two (2) months commencing on the date of the said Court decision, the terms of a provision which has the same economic and commercial effect as the

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provision so found to be void or unenforceable. The new provision shall be integrated in this Contract in accordance with the provisions of Article 18 (Contract Amendment).
The Parties agree that, should any of the provisions of this Contract be deemed void or unenforceable, the other provisions of this Contract would remain effective.
Article 25: ARTICLES AND PARAGRAPH HEADINGS
Articles and paragraph headings in this Contract are included for ease reference only and shall not affect the construction of this Contract.
Article 26: ENTIRE AGREEMENT
This Contract supersedes all previous declarations, negotiations, undertakings, communications, verbal or written, approvals, arrangements or other commitments made between the Parties and/or the Purchaser and the Supplier with respect to the subject matter hereof, in particular, but not limited to, the documentation listed in Appendix 9.
Article 27: NON-WAIVER
Except where applicable law or this Contract requires the exercise of a right within a certain specified period of time, any delay or omission of any Party in exercising any of its right, power or privilege under this Contract and/or the Procurement Orders, shall not be construed as a waiver of the said rights and shall not prejudice subsequent application of the same.
Article 28: FINANCIAL INFORMATION
The Supplier shall provide to the Purchaser on a regular basis financial information and data enabling the Purchaser to assess the Supplier financial soundness / standing. Such information includes, but is not limited to comprehensive profit and loss statements, balance sheets and cash flow statements. The Supplier agrees to provide additional information / comments as necessary from its Chief Financial Officer and its Auditors. Such information shall be regarded as Confidential Information in the meaning of Article 17.1 (Confidentiality) and shall be treated in the manner described therein; provided however, so long as Supplier is a public company, in no event shall Supplier be required to provide information beyond what it is required to provide to its owners.
Article 29: APPLICABLE LAW AND SETTLEMENT OF DISPUTES
29.1	Applicable Law

This Contract and associated Procurement Orders placed hereunder by the Purchaser or any Purchaser Enabled Supplier shall be governed by and construed and shall take effect in accordance with the laws of France, excluding the application of the 1980 “United Nations Convention on Contracts for the International Sale of Goods”.

29.2	Dispute Resolution

29.2.1	Amicable Resolution

In the event of a dispute, controversy or claim (“Dispute”), arising out or in connection with the Contract, including any question regarding its existence, validity or termination, the Parties or, the Purchaser and the Supplier or the Purchaser enabled Supplier and the Supplier as the case maybe shall use their best endeavours to resolve the Dispute amicably.

29.2.2	Arbitration

If the Parties fail to resolve amicably the Dispute within a period of two (2) months from the date that one Party notifies another in writing of the existence of a Dispute, then such Dispute shall be

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finally determined and settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce. The number of arbitrators shall be three (3) and the place of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English.

Recourse to the courts of any jurisdiction(s) for resolution of the Dispute is expressly excluded except as provided for in the Rules of Arbitration of the International Chamber of Commerce concerning Conservatory and Interim measures.
IN WITNESS WHEREOF, the duly appointed representatives of the Parties have agreed to execute this Contract in two (2) original copies, each Party retaining one (1) of these copies for their records.
Signed for and on behalf of RTI International Metals, Inc.

Signatures:	/s/ Dawne S. Hickton		/s/ David Hall

	Names:	Dawne S. Hickton	David Hall
	Titles:	Vice Chair, President and CEO	Senior Vice President – Integrated
Value Chain
Signed by EADS Deutschland GmbH
for and on behalf of the Purchasers

Signatures:	/s/ Eric Zanin		/s/ Klaus Richter

	Names:	Eric Zanin	Klaus Richter
	Titles:	Senior Vice President	Executive Vice President
		Material and Detailed Parts Procurement	Procurement
		Airbus S.A.S	Airbus S.A.S

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